Exhibit 99.3

NEW BREED HOLDING COMPANY

NEW BREED HOLDING COMPANY

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$75,566	$75,289
Trade accounts receivable, net	77,373	79,795
Unbilled contract receivables	36,650	36,405
Inventories	2,839	5,346
Deferred income taxes	1,848	858
Income taxes receivable	—	1,518
Prepaid and other current assets	8,186	9,398

Total current assets	202,462	208,609
Property and equipment, net	83,266	84,337
Goodwill	62,357	62,357
Intangible assets	3,600	3,600
Other assets	10,912	13,284

Total assets	$362,597	$372,187

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$18,580	$33,915
Accrued liabilities	29,476	30,865
Income taxes payable	3,941	—

Total current liabilities	51,997	64,780
Long-term debt	288,565	288,356
Other long-term liabilities	9,536	8,188
Deferred income taxes	20,330	22,438

Total liabilities	370,428	383,762

Commitments and contingencies
Stockholders’ deficit:
Series A convertible preferred stock, $.01 par value, $1,000 stated value; 100,000 shares authorized, 44,634 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	44,634	44,634
Common stock, $.01 par value; 1,500,000 shares authorized, 353,659 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	4	4
Capital in excess of par value	1,175	1,175
Accumulated deficit	(53,635)	(57,395)
Accumulated other comprehensive (loss) income	(9)	7

Total stockholders’ deficit	(7,831)	(11,575)

Total liabilities and stockholders’ equity	$362,597	$372,187

See accompanying Notes to Unaudited Consolidated Financial Statements

NEW BREED HOLDING COMPANY

Unaudited Consolidated Statements of Income

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2014	2013
Net revenue	$290,117	$279,603
Operating expenses:
Cost of operations	242,439	222,190
Depreciation and amortization	14,581	15,872
Selling, general and administrative	16,384	15,606

Total operating expenses	273,404	253,668

Operating income	16,713	25,935
Interest expense, net	(9,581)	(9,803)

Income before income taxes	7,132	16,132
Provision for income taxes	3,372	6,251

Net income	3,760	9,881
Undistributed earnings attributable to Series A Preferred Stock	2,597	6,859

Net income attributable to common stockholders	$1,163	$3,022

See accompanying Notes to Unaudited Consolidated Financial Statements

NEW BREED HOLDING COMPANY

Unaudited Consolidated Statements of Comprehensive Income

(in thousands)

	Six Months Ended June 30,
	2014	2013
Net income	$3,760	$9,881
Other comprehensive income (loss):
Foreign currency translation adjustment, net of related taxes	(16)	(13)

Total comprehensive income	$3,744	$9,868

See accompanying Notes to Unaudited Consolidated Financial Statements

NEW BREED HOLDING COMPANY

Unaudited Consolidated Statements of Stockholders’ Deficit

(in thousands, except share data)

	Series A Convertible Preferred Stock	Common Stock		Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
		Shares	Amount
Balances, January 1, 2013	$44,634	346,659	$3	$—	$(74,607)	$—	$(29,970)
Net income	—	—	—	—	17,212	—	17,212
Foreign currency translation adjustment	—	—	—	—	—	7	7
Exercise of common stock options	—	7,000	1	396	—	—	397
Cash dividend paid to stockholders	—	—	—	779	—	—	779

Balances, December 31, 2013	44,634	353,659	4	1,175	(57,395)	7	(11,575)
Net income	—	—	—	—	3,760	—	3,760
Foreign currency translation adjustment	—	—	—	—	—	(16)	(16)

Balances, June 30, 2014	$44,634	353,659	$4	$1,175	$(53,635)	$(9)	$(7,831)

See accompanying Notes to Unaudited Consolidated Financial Statements

NEW BREED HOLDING COMPANY

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$3,760	$9,881
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items:
Depreciation and amortization	14,581	15,872
Non-cash interest expense	613	640
Non-cash rent expense	500	(34)
Deferred income taxes	(3,098)	(2,747)
Loss on disposal of equipment	11	—
Changes in operating assets and liabilities:
Trade accounts receivable	2,422	2,786
Unbilled contract receivables	(245)	5,233
Inventories	2,507	(2,072)
Prepaid and other current assets	292	1,420
Other assets	1,095	(833)
Accounts payable	(15,393)	(14,625)
Accrued liabilities	(789)	2,020
Income taxes payable	5,459	9,650
Deferred revenue	(600)	2,206
Other long-term liabilities	848	507

Net cash provided by operating activities	11,963	29,904

Cash flows from investing activities:
Purchases of property and equipment and contract costs	(12,659)	(11,991)
Receipt of deposits	13	123
Proceeds from the sale of equipment	960	—

Net cash used in investing activities	(11,686)	(11,868)

Cash flows from financing activities:
Repayments of Senior Secured Credit Facility	—	(1,500)

Net cash used in financing activities	—	(1,500)

Net increase (decrease) in cash	277	16,536
Cash and cash equivalents, beginning of year	75,289	56,166

Cash and cash equivalents, end of period	$75,566	$72,702

See accompanying Notes to Unaudited Consolidated Financial Statements

NEW BREED HOLDING COMPANY

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

1. DESCRIPTION OF BUSINESS

New Breed Holding Company (“New Breed” or the “Company”), through its subsidiaries, provides specialized logistics and comprehensive supply chain management solutions to large multi-national corporations and government agencies. Drawing on a combination of industry expertise, functional capabilities and technology, New Breed designs, implements and executes customized supply chain solutions to help companies manage mission-critical processes, reduce operating costs and achieve competitive advantage. New Breed seeks long-term, multifaceted relationships with its clients, providing solutions that improve their business process by transforming their supply chains. The Company conducts operations principally in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, they do not include all of the information and footnotes required by GAAP for a complete set of financial statements and should be read in conjunction with the audited financial statements and notes thereto of the Company. In the opinion of management, these unaudited financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The amounts presented in the unaudited balance sheet as of December 31, 2013 were derived from the audited balance sheet as of that date. Interim results are not necessarily indicative of results that may be expected for any other interim period or for a full fiscal year. The Company has evaluated subsequent events through August 8, 2014, the date at which the financial statements were available to be issued.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Such judgments affect the reported amounts in the financial statements and accompanying notes. On an on-going basis, the Company reviews its estimates and assumptions. Although these estimates are based on management’s best knowledge of current events, actions that the Company may undertake in the future and various other assumptions that the Company believes to be reasonable under the circumstances, actual results could differ from those estimates.

Accumulated Other Comprehensive Income (Loss)

The component of accumulated other comprehensive income (loss) is the effect of foreign currency translations, net of related taxes. Comprehensive income totaled $3,744 and $9,868 for the six months ended June 30, 2014 and 2013, respectively.

NEW BREED HOLDING COMPANY

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents consist primarily of funds set aside and restricted for specific payments. As of June 30, 2014 and December 31, 2013, respectively, the Company has restricted cash of $3,151 and $2,402 included in prepaid and other current assets. The balance in restricted cash at June 30, 2014 and December 31, 2013 represents funds set aside and used to fund healthcare claims for employees who are covered by the McNamara-O’Hara Service Contract Act (SCA) as the Company is self-insured for such claims. These claims are paid by a third party insurance provider.

Operating Leases

The Company leases all warehouse, distribution, office and other operating facilities, the majority of which are in connection with a specific client program and facility. Where facilities are substantially dedicated to a single client and the lease is with an independent property owner, management attempts to align lease terms with the expected duration of the underlying client program. In most cases, facility leases will be renewed or replaced by other leases in the ordinary course of business where possible, and for certain of the Company’s programs the relevant client contracts provide for the recovery of certain occupancy costs, including rent, during the term of the program. For leases that contain built-in pre-determined rent escalation, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease.

The Company also leases a significant portion of the equipment used in clients’ programs. These equipment leases generally are shorter in duration than facilities leases and have fair value purchase options as well as renewal options, generally on a one-year basis. At June 30, 2014 the Company had provided irrevocable notification to purchase $3,300 of equipment under various operating leases. These assets will be purchased at various dates in September and October 2014.

3. CONCENTRATIONS OF CREDIT RISK AND CASH BALANCES

The Company has business and credit risks concentrated in the telecommunications, aerospace and defense and media and entertainment industries. One client in the telecommunications industry represented 28.5% and 33.8% of the Company’s consolidated net revenues for the six months ended June 30, 2014 and 2013, respectively. Additionally, two clients in the aerospace and defense industry represented 20.9% and 9.4% of the Company’s consolidated net revenues for the six months ended June 30, 2014, respectively. For the six months ended June 30, 2013, these two clients in the aerospace and defense industry represented 19.3% and 9.5%, respectively, of the Company’s consolidated net revenues. Finally, one client in the entertainment and media industry represented 12.4% and 7.0% of the Company’s consolidated net revenues for the six months ended June 30, 2014 and 2013, respectively.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	June 30, 2014	December 31, 2013
Information systems equipment and software	$114,826	$110,348
Machinery and equipment	71,692	69,498
Leasehold improvements	25,970	25,712
Office equipment	7,898	7,791
Construction in progress	4,681	1,228

	225,067	214,577
Less: Accumulated depreciation and amortization	141,801	130,240

	$83,266	$84,337

NEW BREED HOLDING COMPANY

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

Depreciation and amortization expense for property and equipment was $13,667 and $14,076 for the six months ended June 30, 2014 and 2013, respectively. At June 30, 2014 and 2013, the Company had $2,213 and $1,580, respectively, of unpaid purchases of capital equipment included in accounts payable. Amounts reported as unpaid purchases are recorded as cash outflows from investing activities for purchases of property and equipment and contract costs in the consolidated statements of cash flows in the period they are paid.

5. INCOME TAXES

The Company’s effective income tax rate was 47.3% and 38.7% for the six months ended June 30, 2014 and 2013, respectively. In the six months ended June 30, 2014, the Company recorded income tax expense of $758 related to a change in estimate of prior period uncertain tax reserves. This was recorded discretely during the period due to a change in the interpretation of law with respect to a state transfer pricing position by a state taxing authority In the six months ended June 30, 2013, the Company recorded an income tax benefit of $165 related to the retroactive application of the American Taxpayer Relief Act of 2013 that was signed into law in January 2013, which resulted in the restoration of certain tax credits and other provisions.

6. LONG-TERM DEBT

The Company’s outstanding long-term debt at June 30, 2014, and December 31, 2013 consisted of the Senior Secured Credit Facility Term B Loan (the “Senior Secured Credit Facility”) entered into in 2013. Under the Senior Secured Credit Facility, the Company had outstanding letters of credit in the amount of $5,441 at June 30, 2014 and December 31, 2013, respectively. As of June 30, 2014 and December 31, 2013 no amounts were outstanding under the revolving credit agreement (without giving effect to the outstanding but undrawn letters of credit on such dates). As of June 30, 2014, the Company was in compliance with all financial covenants under the Senior Secured Credit Facility. As of June 30, 2014 the fair value of the Company’s Senior Secured Credit Facility was $290,750 which represents the carrying value of the of the long-term debt plus the non-accreted portion of the original issuance discount.

The Company’s ability to pay cash dividends to our common stockholders is generally restricted under the terms of our Senior Secured Credit Facility to the sum of (a) approximately $4,500, representing the unpaid portion of the $170,000 special equityholder distribution permitted under the Senior Secured Credit Facility, (b) the aggregate amount of net proceeds received, and not otherwise applied to make required prepayments or certain permitted restricted payments, from issuances of or contributions in respect of qualified equity interests (as defined in the credit agreement), and (c) so long as our Senior Secured Net Leverage Ratio (as defined in the credit agreement) is less than or equal to 2.9 to 1.0 on a pro forma basis, an additional distribution amount. The additional distribution amount, in turn, is calculated as $35,000 plus the sum of cumulative, annual (beginning with the year ended December 31, 2013) excess cash flow (as defined in our credit agreement), in each case only to the extent not otherwise applied to make required prepayments or certain permitted restricted payments.

During the six month period ended June 30, 2014, $2,697 of the remaining $4,500 unpaid portion of the special equityholder distribution was paid as management option-holder distribution. This payment was treated as additional compensation and was included in 2014 as a component of selling, general and administrative expenses.

7. RELATED PARTY TRANSACTIONS

During 2014 and 2013, the Company leased office space from three entities owned and controlled by the Company’s Chairman and Chief Executive Officer under non-cancellable lease agreements that expire at various dates in 2019. The Company recorded payments associated with these lease agreements in the amount of $906 and $732 for the six months ended June 30, 2014 and 2013, respectively.

NEW BREED HOLDING COMPANY

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

8. STOCK-BASED COMPENSATION

The following table summarizes option activity from January 1, 2014 through June 30, 2014:

	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2014	122,275	$134.84
Granted	470	221.65
Exercised	—	—
Forfeited or canceled	1,400	$255.61

Options outstanding at June 30, 2014	121,345	$133.31

Options vested and exercisable at June 30, 2014	77,850	$56.54

During the six months ended June 30, 2014, the Company granted to employees options to purchase an aggregate of 470 shares of common stock, of which 117 vested immediately. The remaining options vest over three years, in equal installments, on the anniversary date of grant. The 470 stock options granted have an estimated aggregate fair value, using the Black-Scholes-Merton formula, of $26. These options are exercisable only upon occurrence of a Liquidity Event (as defined below), a performance condition, which as of June 30, 2014, management has determined is not considered probable. Accordingly, no expense has been recognized for these performance-based stock options.

The 94,950 options granted in 2005, of which 77,850 are outstanding, are exercisable upon the completion of the vesting period. All other options granted are exercisable only upon the completion of the vesting period and the occurrence of a performance condition, a Liquidity Event as defined in the 2005 Plan. The 2005 Plan defines a Liquidity Event as a sale, transfer or other disposition of all or substantially all of the Company’s assets or the sale, transfer or other disposition, whether by merger or otherwise, of more than 50% of the capital stock held by Warburg Pincus on the date of each respective common stock option grant to any third-party that is not an affiliate of Warburg Pincus (and at a minimum price). Additionally, should a Liquidity Event occur, 50% of the holder’s then outstanding unvested options will vest and all vested options will then become exercisable. However, the holder must exercise all vested options by June 15th of the calendar year following the Liquidity Event, or these exercisable options will otherwise expire.

As of June 30, 2014, there were 30,677 options that have vested but are not exercisable until the occurrence of the defined Liquidity Event. Additionally, there were 12,818 non-vested performance based stock options for which no compensation expense will be recognized until the defined Liquidity Event is effective.

If the Liquidity Event were to have occurred as of June 30, 2014, 50% of the then outstanding unvested options, or 6,408 options, would have immediately vested and all vested options would be exercisable. The Company would have recognized $3,030 of compensation expense upon the occurrence of the Liquidity Event with $727 of unrecognized compensation expense related to the remaining non-vested stock options to be recognized over the subsequent 2.4 years, the weighted average vesting period of the remaining non-vested options.

On July 29, 2014 the Company entered into a definite agreement to be acquired by XPO Logistics (see Footnote 10). Under the terms of the agreement, all outstanding, unvested options will automatically vest upon closing. The acquisition will also result in the achievement of the defined Liquidity Event. Accordingly, upon closing the Company will record $3,757 of compensation expense.

Pursuant to the terms of his employment agreement, upon consummation of an initial public offering, the Company’s chief executive officer will receive options to purchase 4% of the Company’s outstanding common stock, determined as of the day immediately preceding the consummating of the offering at an exercise price equal to the per share price to the public of the common stock in the offering. The options will be subject to the terms and conditions of the Company’s then applicable stock incentive plan and shall contain the standard vesting provisions applicable to the Company’s other senior executives.

NEW BREED HOLDING COMPANY

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

9. SERIES A CONVERTIBLE PREFERRED STOCK

On June 22, 2005, the Company received $44,634 in exchange for issuing 44,634 shares of Series A Convertible (“Series A”) Preferred Stock. Each share of Series A Preferred Stock, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, is convertible into fully paid and non-assessable shares of the Company’s common stock. Each share of Series A Preferred Stock was convertible into 17.68659356 shares of common stock at June 30, 2014. Future sales of equity at prices below the conversion price and other potentially dilutive events could result in adjustments to the number of shares of common stock into which the preferred stock is convertible.

Automatic conversion of the Series A Preferred Stock into fully paid and non-assessable shares of common stock, without the payment of additional consideration by the holders thereof, would occur immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 in which the pre-money valuation of the common stock issuable upon the conversion of the Series A Preferred Stock is at least three times the conversion price and in which the aggregate proceeds from such public offering are at least $60 million.

10. SUBSEQUENT EVENTS

On July 29, 2014, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with XPO Logistics, Inc. (“XPO”). Pursuant to the terms of the Merger Agreement, the Company will be an indirect wholly owned subsidiary of XPO. The Merger Agreement provides that XPO will pay an aggregate consideration of approximately $615 million in cash and equity to acquire the Company on a cash-free, debt-free basis, assuming an agreed-upon working capital balance as of the closing of the Merger. The closing of the transactions contemplated in the Merger Agreement is expected to occur in the third quarter of 2014 and is subject to customary closing conditions.

11. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Discontinued Operations

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2014-08 “Presentation of Financial Statements and Property, Plant, and Equipment—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 provides new guidance related to the definition of a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This new guidance is effective for annual periods beginning on or after December 15, 2014 and interim periods within those years. Beginning in 2015, the Company will apply the new guidance, as applicable, to future disposals of components or classifications as held for sale.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.